EXHIBIT 99.1

Contact:
William A. Blaskiewicz, CFO OptiCare Health Systems, Inc. (203) 596-2236

FOR IMMEDIATE RELEASE

OPTICARE HEALTH SYSTEMS, INC. ANNOUNCES
IMPROVED FIRST QUARTER EARNINGS

WATERBURY, Conn., May 16, 2005 — OptiCare Health Systems, Inc. (AMEX: OPT) announced today that first quarter 2005 net income from continuing operations improved to $351,000 from $149,000 in first quarter 2004. Net revenue for the first quarter 2005 declined approximately $0.2 million to $14.4 million from $14.6 million in 2004. The first quarter 2004 results exclude the results of the Company's CC System's Inc. operation, which was sold in September 2004 and the Distribution Segment, which was sold on January 12, 2005.

OptiCare attributed its earnings improvement to increased profitability from its Managed Vision sector resulting from revenue growth coupled with lower expenses on a company-wide basis and lower interest expense due to a significant pay down in senior debt of approximately $6.3 million.

"We are pleased to report a profitable quarter with improving net income from continuing operations," commented Christopher J. Walls, OptiCare's President and Chief Executive Officer, who also noted "Our core businesses continue to deliver improved results."

The Company also stated that on May 3, 2005, Mark S. Hoffman, a member of our Board of Directors, notified the Company of his intention to resign from our Board of Directors as part of a realignment of portfolio company assignments at Palisade Capital Management, L.L.C. Mr. Hoffman's resignation was effective on May 9, 2005. OptiCare also noted that it is continuing its previously announced merger discussions with Refac.

About OptiCare Health Systems, Inc.

OptiCare Health Systems, Inc. is an integrated eye care services company focused on vision benefits management and consumer vision services, including medical, surgical and optometric services and optical retail.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding OptiCare's 2005 operating or financial performance. OptiCare's actual results could differ materially from those expressed or indicated by any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk that OptiCare may not retain and attract qualified employees, OptiCare may not realize one or more of the expected benefits and efficiencies of the transaction including its debt reduction or equity investment, the impact of current and future governmental regulations, OptiCare's ability to successfully and profitably manage its operations, and growth of the operations, if any, the risks related to managed care contracting, and the ability of OptiCare to successfully raise capital on commercially reasonable terms, if at all. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in OptiCare's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ending December 31, 2004. Forward-looking statements speak only as of the date they are made, and OptiCare undertakes no duty or obligation to update any forward-looking statements in light of new information or future events.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,691	$2,228
Accounts receivable, net	2,002	2,164
Inventory	1,823	1,851
Assets held for sale	—	7,894
Other current assets	1,007	681
TOTAL CURRENT ASSETS	7,523	14,818
Property and equipment, net	2,449	2,628
Goodwill, net	16,738	16,663
Intangible assets, net	1,041	1,068
Assets held for sale, non-current	—	1,150
Other assets	3,306	3,487
TOTAL ASSETS	$31,057	$39,814

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,372	$2,727
Accrued expenses	6,322	6,514
Current portion of long-term debt	1,669	332
Current portion of capital lease obligations	54	11
Liabilities of held for sale business	—	5,683
Other current liabilities	1,168	1,119
TOTAL CURRENT LIABILITIES	10,585	16,386

Long-term debt, less current portion	2,235	10,024
Capital lease obligations, less current portion	111	19
Other liabilities	1,422	1,476
TOTAL NON-CURRENT LIABILITIES	3,768	11,519

Series B 12.5% mandatorily redeemable, convertible preferred stock—related party	6,533	6,344

STOCKHOLDERS' EQUITY:
Series C & D preferred stock—related party	1	1
Common stock	31	31
Additional paid-in-capital	83,447	79,192
Accumulated deficit	(73,308)	(73,659)
TOTAL STOCKHOLDERS' EQUITY	10,171	5,565
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$31,057	$39,814

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share data)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
NET REVENUES:
Managed vision	$6,380	$6,051
Product sales	2,984	3,007
Other services	4,680	4,964
Other income	318	620
Total net revenues	14,362	14,642

OPERATING EXPENSES:
Medical claims expense	4,669	4,644
Cost of product sales	979	1,075
Cost of services	1,718	2,064
Selling, general and administrative	6,144	6,149
Depreciation	242	211
Amortization	27	27
Interest	207	317
Total operating expenses	13,986	14,487

Income from continuing operations before income tax	376	155
Income tax expense	25	6
Income from continuing operations	351	149

Discontinued operations:
Loss from discontinued operations	—	(1,113)
Income tax benefit	—	—
Loss from discontinued operations	—	(1,113)

Net income (loss)	351	(964)

Preferred stock dividends	(189)	(174)
Net income (loss) available to common stockholders	$162	$(1,138)

EARNINGS (LOSS) PER SHARE:
Earnings Per Share - Basic:
Income from continuing operations	$0.00	$0.00
Discontinued operations	$0.00	$(0.04)
Net income (loss) per common share	$0.00	$(0.04)

Earnings Per Share - Diluted:
Income from continuing operations	$0.00	$0.00
Discontinued operations	$0.00	$(0.04)
Net income (loss) per common share	$0.00	$(0.04)